                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              HOOPER HOLMES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                              HOOPER HOLMES, INC.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:

[LOGO OF HOOPER HOLMES, INC.]


                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920



Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hooper Holmes, Inc., to be held on Wednesday, May 22, 1996 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York.

  The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting. There will also be a brief report on the current status of our business.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy in the envelope provided.

  On behalf of the Officers and Directors of Hooper Holmes, Inc., I wish to thank you for your interest in the Company and I hope that you will be able to attend our Meeting.

                                        For the Board of Directors,


                                        /s/ James M. McNamee
                                        James M. McNamee
                                        President and Chief Executive Officer


April 17, 1996

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

                               -----------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 22, 1996
                               -----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of Hooper Holmes, Inc., a New York corporation (the "Company"), will be held on Wednesday, May 22, 1996 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York, for the following purposes:

    1.  To elect directors.
    2. To ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the 1996 fiscal year.
    3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

   Holders of record of the Company's common stock, par value $.04 per share (the "Common Stock"), as of the close of business on April 4, 1996, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       /s/ Robert William Jewett

                                       Robert William Jewett
                                       Secretary

April 17, 1996


Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.

[LOGO OF HOOPER HOLMES, INC.]


                              HOOPER HOLMES, INC.

                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

                               -----------------
                                PROXY STATEMENT
                               -----------------

                                 INTRODUCTION

   The enclosed proxy is solicited by the Board of Directors of Hooper Holmes, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held on May 22, 1996.

   An Annual Report to Shareholders containing the financial statements for the fiscal year ended December 31, 1995 is enclosed herewith. This proxy statement and form of proxy were first sent to shareholders on or about the date stated in the accompanying Notice of Annual Meeting of Shareholders.

   Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 6,712,114 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

   The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. Directors who receive a plurality of the votes cast at the meeting will be elected. Each other item on the agenda will be approved if a majority of the votes cast at the meeting are in favor of the item. Votes cast includes votes for or against an item, but do not include broker non-votes, abstentions or withheld-authority votes. All properly executed proxies returned in time to be cast at the meeting, if no contrary instruction is indicated, will be voted FOR the election of all directors nominated herein and FOR the ratification of the auditors.

   The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The cost of soliciting the proxies will be borne by the Company.

                        ITEM 1 -- ELECTION OF DIRECTORS

   The Board of Directors consists of nine members divided into three classes of three members each. At each Annual Meeting of Shareholders, one class of directors is elected to serve for a three-year term or until their successors are elected and have qualified. The class of directors to be elected at this Annual Meeting will serve until the 1999 Annual Meeting.

   Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual director or for all directors nominated will be voted FOR the election of the nominees named below. The Company knows of no reason why any such nominee should be unable to serve, but in the event that any nominees shall be unavailable or unable to serve as directors, the proxy holders will vote for substitute nominees in the exercise of their best judgment, but may not vote for more than three persons.

Nominees for Directors (Term expires 1999)

   The nominees for directors and further information with respect to each nominee are set forth below.

Frederick D. King

   Mr. King, age 72, has served as Chairman of the Board of Directors of the Company since 1973. He was President of the Company from 1967 to 1973 and has been a director since 1961. Mr. King is a member of the Executive Committee.

Anne King Sullivan

   Mrs. Sullivan, age 62, has been a director of the Company since 1981. Before retirement, she was employed in Providence by Rhode Island School of Design and Textron, Inc., and in Boston by Shepley Bulfinch Richardson Abbott, Architects. She later was self-employed as a consultant in public relations and advertising. Mrs. Sullivan's volunteer activities include community government, teaching, work with the elderly, the brain-damaged, and through Hospice with the terminally ill and bereaved. She is a member of the Nominating Committee and the Executive Compensation Committee.

Benjamin A. Currier

   Mr. Currier, age 61, is Senior Vice President of Operations for Security Life of Denver Insurance Company in Denver, Colorado. Prior to joining Security Life in 1995, Mr. Currier was Vice President, Allstate Life Insurance Company since 1978. He has been a director of the Company since April 1996.

Directors Continuing in Office

   The directors whose terms expire at the Annual Meetings in 1997 and 1998 and further information with respect to each continuing director are set forth below.

John E. Nolan, Jr.

   Mr. Nolan, age 68, is a partner in the law firm of Steptoe & Johnson LLP, Washington, D.C. and has been engaged in the practice of law since 1956. He has been a director of the Company since 1971, and is a member of the Audit Committee and the Executive Compensation Committee. Mr. Nolan also serves on the Board of Directors of Iomega Corporation. (Term expires at the Annual Meeting in 1997).

Elaine L. La Monica

   Dr. La Monica, Ed.D, J.D., age 51, is Professor and Acting Chair, Department of Nursing Education at Teachers College, Columbia University. She has been associated with Columbia University since 1981, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. La Monica has been a director of the Company since 1989, and is a member of the Audit Committee. (Term expires at the Annual Meeting in 1997).

Quentin J. Kennedy

   Mr. Kennedy, age 62, was Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey until his retirement on April 1, 1996. He had served in various executive positions with Federal Paper Board since 1960. Mr. Kennedy has been a director of the Company since 1991. He is a member of the Audit Committee, the Executive Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in
1997).

James M. McNamee

   Mr. McNamee, age 51, has served as President and Chief Executive Officer of the Company since 1984. He was Chief Operating Officer from 1983 to 1984, and Executive Vice President and General Manager, Western Division from 1982 to 1983. Mr. McNamee has been an employee of the Company since 1968, an officer since 1979 and a director since 1984. He is a member of the Executive Committee. (Term expires at the Annual Meeting in 1998).

Kenneth R. Rossano

   Mr. Rossano, age 61, is Senior Vice President, Cassidy & Associates in Boston, Massachusetts. From 1991 to 1992, he was Vice President, Development, Massachusetts Higher Education Assistance Corporation in Boston, Massachusetts. From 1989 to 1991 he was Senior Associate, The Education Resources Institute in Boston, Massachusetts. From 1961 to 1989 he was employed by the Bank of Boston. He has been a director of the Company since 1967, and is a member of the Executive Committee. (Term expires at the Annual Meeting in 1998).

G. Earle Wight

   Mr. Wight, age 62, has served as Senior Vice President of the Company since 1985 and has been a director of the Company since 1966. He served as Vice President of the Company from 1980 to 1985 and as Vice President and Secretary of Hooper Holmes Canada, Ltd. from 1977 to 1980. Mr. Wight is a member of the Nominating Committee. (Term expires at the Annual Meeting in 1998).

Certain Relationships and Related Transactions

   Messrs. F.D. King, G.E. Wight and Mrs. A.K. Sullivan are first cousins. Messrs. Wight and Rossano are brothers-in-law.

   On July 7, 1992 and September 23, 1993 the Company made loans to Mr. James
M. McNamee, President, CEO and a director, in the amount of $49,341 and $45,023 respectively, which were due and payable in 36 months from the date of the loan and subsequently extended 24 and 12 months, respective]y, for the purpose of paying taxes due on stock compensation. The maximum amount outstanding in 1995 was $61,374. Interest is accrued at the rates of 4.8 % and 3.6% respectively and interest and principal is being repaid through payroll deductions. As of March 31, 1996, $37,319 was outstanding.

   Mr. John E. Nolan, Jr., a director of the Company, is a partner in the law firm of Steptoe & Johnson LLP, which performs legal services for the Company.


Compensation of Directors

   Each director of the Company will receive an annual fee of $12,000 in 1995 plus a $500 fee for each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

   In June, 1990, the Company entered into supplemental indemnity agreements with its executive officers and directors. The indemnity agreements require the Company to indemnify such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of their status as an officer or director of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).


Committees of the Board

   The Board of Directors has an Audit Committee, an Executive Committee, a Nominating Committee and an Executive Compensation Committee.

   The Audit Committee acts as principal liaison between the Board of Directors and the independent auditors employed by the Company and reviews the annual financial statements and the Company's internal accounting systems and controls. The Committee also recommends to the Board of Directors the selection of independent auditors to be employed by the Company.

   The Executive Committee exercises the authority of the Board of Directors in certain corporate matters between meetings and exercises specific powers and authority as may from time to time be lawfullv delegated to it by the Board of Directors.

   The Nominating Committee nominates individuals for election or reelection to the Board of Directors. It will consider nominations recommended by shareholders who submit written recommendations to the Nominating Committee in care of the Secretary of the Company.

   The Executive Compensation Committee, among other matters, annually reviews and determines the compensation of the Chief Executive Officer of the Company and, upon his recommendation, the compensation of the other elected officers and senior management of the Company and annually reviews and recommends to the Board of Directors the compensation and allowances for the Company's outside directors. The Committee also prepares a report to shareholders (enclosed in this Proxy Statement) which discusses the Company's compensation policies for the executive officers, the Committee's bases for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company's performance for the past fiscal year. The Executive Compensation Committee also administers the 1987 Nonqualified Stock Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan, and determines the amount and terms of the options granted under the plans. The Committee also administers the 1993 Employee Stock Purchase Plan.

   The Board of Directors held four regular meetings and four special meetings during the fiscal year ended December 31, 1995. The Audit Committee met once, the Executive Committee met three times, the Executive Compensation Committee met six times, and the Nominating Committee met twice in 1995. A11 directors attended at least 75% of the total number of meetings of the Board of Directors and the committees to which they belong.


Compensation Committee Interlocks and Insider Participation

   For 1995, Mrs. Anne King Sullivan and Messrs. Quentin J. Kennedy and John E. Nolan, Jr. served on the Executive Compensation Committee. Mr. Nolan is a partner in the law firm of Steptoe & Johnson, LLP, which performs legal services for the Company.

Executive Officers

   Set forth below are the executive officers of the Company who are not Directors. Executive officers serve at the pleasure of the Board of Directors. Information is not included in this Proxy Statement for that portion of any period for which information is required during which any executive officer did not hold such position.

Robert William Jewett

   Mr. Jewett, age 43, has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He served as Vice President and General Counsel from 1988 to 1991 and as Corporate Counsel from 1981 to 1988.

Paul W.  Kolacki

   Mr. Kolacki, age 53, has served as Executive Vice President and Chief Operating Officer of the Company's Portamedic Health Information Services Division since 1991. He was Senior Vice President and General Manager of the Company's Health Information Services Eastern Division from 1990 to 1991, Senior Vice President and General Manager, Eastern Division of the Company from 1988 to 1990 and Vice President and General Manager, Eastern Division, from 1986 to 1988. He was Division Vice President and Great Lakes Zone Manager from 1983 to 1986. Mr. Kolacki has been an employee of the Company since 1964.

Fred Lash

   Mr. Lash, age 50, has served as Senior Vice President of the Company since 1993, as Chief Financial Officer since 1989 and as Treasurer since 1987. He was Chief Accounting Officer from 1988 to 1989, and Controller from 1987 to 1988.

Frank A. Stiner

   Mr. Stiner, age 62, has served as Vice President, Administrative Group of the Company since 1990 and as Assistant Vice President, Administrative Group from 1988 to 1990. He was Assistant Vice President, Administrative Services from 1982 to 1988. Mr. Stiner has been an employee of the Company since 1959.

Stock Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of December 31, 1995, the beneficial ownership of the Company's issued and outstanding Common Stock (on the basis of 6,712,114 shares outstanding), including the stock ownership of each person who, to the Company's knowledge, owns over 5 % of the Company's outstanding Common Stock, each of the directors of the Company, each executive officer named in the Summary Compensation Table which follows, and the directors and officers of the Company as a group, and the percentage which the shares owned constitute of the total shares outstanding.

                                                             Amount & Nature          Percent of Class
                                                             of Beneficial           (based on # of
        Name, Position & Address                             Ownership of           shares outstanding
          of Beneficial Owners                               Common Stock (1)            12/31/95)
      -----------------------------                       ----------------------    --------------------
Frederick D. King and Kenneth R. Rossano, Trustees           647,550                        9.65%
  Under the Will of John J. King

  c/o Fiduciary Trust Co.
  P.O. Box 1647
  Boston, MA 02105-1647

The TCW Group, Inc.                                          482,000 (2)                    7.18%
  865 South Figueroa Street
  Los Angeles, CA 90017

Robert Day
  200 Park Avenue, Suite 2200
  New York, NY 10166

Heartland Advisors                                           424,900 (3)                    6.33%
  790 North Milwaukee Street
  Milwaukee, WI 53202

Dimensional Fund Advisors, Inc.                              398,850 (4)                    5.94%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Kopp Investment Advisors, Inc.                               339,900 (5)                    5.06%
  6600 France Ave., South, Suite 672
  Edina, MN 55435

Directors
- ---------
Frederick D. King                                            798,358 (6)                   11.89%

G. Earle Wight                                               244,138 (7)                    3.64%

John E. Nolan, Jr.                                             5,000                          07%

Kenneth R. Rossano                                           790,701 (8)                   11.78%

Anne King Sullivan                                            71,555 (9)                    1.07%

James M. McNamee                                             164,117 (10)                   2.45%

                                                             Amount & Nature          Percent of Class
                                                             of Beneficial           (based on # of
        Name, Position & Address                             Ownership of           shares outstanding
          of Beneficial Owners                               Common Stock (1)            12/31/95)
      -----------------------------                       ----------------------    --------------------

Directors (Continued)
- ---------

Quentin J. Kennedy                                             1,500                        .02%

Elaine L. La Monica                                              600                        .01%

Benjamin A. Currier                                                0                          0%

Other Most Highly Paid Executive Officers
- -----------------------------------------

Paul W. Kolacki                                               19,587 (11)                   .29%

Fred Lash                                                     22,392 (12)                   .33%

Robert William Jewett                                         15,802 (13)                   .24%

All officers and directors as a group (13 total)           1,496,582 (14)                 22.30%
- ----------------

(1) Includes shares, if any, held by or for a spouse or minor children or as a trustee. Unless otherwise indicated, the director or 5% stockholder possesses sole investment and voting power in respect of these shares.

(2) The TWC Group, Inc. ("TWC"), a parent holding company, and Robert Day, an individual who may be deemed to control TWC, filed a joint statement on
    Schedule 13G dated February 12, 1996, disclosing that on December 31, 1995 they beneficially owned 482,000 shares of Common Stock of the Company, representing approximately 7.2 % of the Common Stock. On the Schedule 13G, TWC and Robert Day certify that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(3) Heartland Advisors, Inc. ("Heartland"), a registered investment advisor, filed a statement on Schedule 13G dated February 9, 1996, disclosing that on December 31, 1995 it beneficially owned 424,900 shares of Common Stock of the Company, representing approximately 6.3% of the Common Stock. Such shares are in investment advisory accounts of Heartland and Heartland has sole voting and dispositive power. In the Schedule 13G, Heartland certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(4) Dimensional Fund Advisors, Inc., ("Dimensional"), a registered investment advisor, filed a statement on Schedule 13G dated February 7, 1996, disclosing that on December 31, 1995, it beneficially owned 398,850 shares of Common Stock; of the Company, representing approximately 5.9% of the Common Stock. Such shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. In the Schedule 13G, Dimensional certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such a purpose or effect.

(5) Kopp Investment Advisors, Inc. ("Kopp"), a registered investment advisor, filed a statement on Schedule 13G dated February 5, 1996, disclosing that on December 31, 1995, it beneficially owned 339,900 shares of Common Stock of the Company, representing approximately 5.1% of the Common Stock. Such shares are owned by various individual and institutional investors for which Kopp serves as investment advisor with power to direct investments and/or sole power to vote the Common Stock. In the Schedule 13G, Kopp certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(6) Includes 647,550 shares held by the John J. King Trust of which Mr. King is co-trustee with shared voting and dispositive power, and 280 shares held by Mr. King's spouse, Natalie.

(7) Includes 189,843 shares held by the Lucille K. Wight Trust, of which Mr. Wight is trustee with sole voting and dispositive power, and 44,295 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse Sonia are sole shareholders.

(8) Includes 132,889 shares held by Mr. Rossano's spouse, Cynthia, and 647,550 shares held by the John J. King Trust, of which Mr. Rossano is co-trustee with shared voting and dispositive power.

(9) Includes 71,405 shares held by the Anne K. Sullivan Receivable Trust, of which Mrs. Sullivan is co-trustee but has sole voting and dispositive power, and 150 shares held by Mrs. Sullivan's spouse, Donald.

(10) Includes 27,387 shares held by Mr. McNamee and his spouse Patricia as joint tenants, 1,866 shares held by Mr. McNamee's spouse, Patricia, 1,516 shares held by Mr. McNamee's son, Sean, and 350 shares held by Mr. McNamee's spouse Patricia as custodian for Sean McNamee, their minor child. Also includes 95,500 shares currently issuable upon the exercise of options.

(11) Includes 400 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants. Also includes 18,250 shares currently issuable upon the exercise of options.

(12) Includes 300 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Also includes 21,875 shares currently issuable upon the exercise of options.

(13) Includes 14,750 shares currently issuable upon the exercise of options.

(14) Includes shares owned individually by each officer and director in the group as well as shares indirectly owned by such persons as trustees of various trusts; however, where more than one officer or director is a trustee of the same trust, the total number of shares owned by such trust is counted only once in determining the amount owned by all officers and directors as a group. Also includes 160,675 shares currently issuable upon the exercise of options.

Compliance with Section 16(a)

   Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Based solely on a review of reports and written representations furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with, except for two Form 4s reporting stock acquisitions, which were filed late by Mr. James M. McNamee.

Compensation of Executive Officers

        The following table provides certain summary information concerning compensation paid or accrued for the last three complete fiscal years to or on behalf of the Company's Chief Executive Officer and the three other most highly paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1995.

                          SUMMARY COMPENSATION TABLE
- ----------------------------------------------------------------------------------------

                                                         Long Term Compensation
                             Annual Compensation         Awards      Payouts
- ----------------------------------------------------------------------------------------
        Name and                                                      LTIP    All Other
        Principal                     Salary   Bonus    Options      Payouts  Compensation
        Position              Year    ($)(1)   ($)(2)     #          ($)(3)     $ (4)
- ----------------------------------------------------------------------------------------
James M. McNamee              1995    265,000   83,000   50,000          -       62,806
President and Chief           1994    227,625   76,344   20,000          -       40,088
 Executive Officer            1993    219,000   92,375   25,000        82,875    36,453

Paul W. Kolacki               1995    159,500   42,500   33,000          -       43,419
Executive Vice President      1994    141,979   40,000   18,000          -       17,287
 and Chief Operating Officer  1993    118,300   30,000   15,000          -       26,257

Fred Lash                     1995    142,800   40,000   26,300          -       23,580
Senior Vice President         1994    133,167   22,500   11,300          -       11,678
Chief Financial Officer       1993    108,333   25,000   18,000          -       11,460
 and Treasurer

Robert William Jewett         1995    120,800   15,000   15,200          -       12,673
Senior Vice President         1994    110,854    9,500    7,700          -        6,816
General Counsel and Secretary 1993     90,000    6,500    6,000          -        6,426

- ----------------------

(1) Includes directors fees paid to Mr. McNamee.

(2) For Mr. McNamee, includes stock awards with a fair market value of $48,000, $41,344, and $52,875, respectively. Perquisites fall below the thresholds required for disclosure and, accordingly, have been omitted.

(3) Represents fair market value of stock bonus awarded to Mr. McNamee under the CEO Stock Award and Bonus Plan, which provides for annual stock from 1990 to 1994 based on sustained earnings growth since 1989.

(4) The amounts disclosed in this column include:

     (a) Company contributions of the following amounts in 1995, 1994 and 1993 respectively, under the Company's Salary Reduction Plan, a defined contribution plan, on behalf of Mr. McNamee ($2,354, $1,309, and $2,249), Mr. Kolacki ($1,949, $1,309, and $1,112), Mr. Lash ($1,850,
         $1,309, and $1,433) and Mr. Jewett ($930, $1,155, and $765).

     (b) Payment by the Company in 1995 of premiums on whole-life insurance policies for Mr. McNamee ($55,878), Mr. Kolacki ($41,470), Mr. Lash ($21,730), and Mr. Jewett ($10,917), and in 1994 and 1993 the following amounts each year, Mr. McNamee ($34,204), Mr. Kolacki ($15,978), Mr. Lash ($10,369), and Mr. Jewett ($5,661).

     (c) Payment to Mr. Kolacki ($9,167 in 1993 representing approximate incremental mortgage costs associated with his relocation to New Jersey.

     (d) Payment by the Company in 1995, 1994 and 1993 of premiums on a disability insurance policy for Mr. McNamee of $4,575, $4,575 and $3,050, respectively.

Option Grants in Last Fiscal Year

        The following table provides certain information on option grants in 1995 under the Company's 1994 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------------------------
                                                                                      GRANT DATE
        INDIVIDUAL GRANTS                                                                VALUE
- -------------------------------------------------------------------------------------------------
                                      % OF TOTAL
                                     OPTIONS GRANTED                                  GRANT DATE
                         OPTION      TO EMPLOYEES IN       EXERCISE     EXPIRATION     PRESENT
  NAME                  GRANTED #(1)   FISCAL YEAR         PRICE ($/Sh)    DATE       VALUE $ (4)
- -------------------------------------------------------------------------------------------------
 James M. McNamee        20,000 (2)      11.0%                7.88        01/22/05      92,766
                         30,000 (3)      17.8%                8.00        11/19/05     141,360

 Paul W. Kolacki         18,000 (2)       9.9%                7.88        01/22/05      83,489
                         15,000 (3)       8.9%                8.00        11/19/05      70,680

 Fred Lash               11,300 (2)       6.2%                7.88        01/22/05      52,413
                         15,000 (3)       8.9%                8.00        11/19/05      70,680

 Robert William Jewett    7,700 (2)       4.3%                7.88        01/22/05      35,715
                          7,500 (3)       4.4%                8.00        11/19/05      35,340
- ------------------------

(1) The 1987 Nonqualified Stock Option Plan, and the 1992 and 1994 Stock Option Plans provide grants that become 25% exercisable commencing 24 months after grant date and 25% become exercisable on each successive anniversary of that date, with full vesting occurring on the fourth anniversary date. The options terminate upon termination of employment for any reason other than death, disability or retirement. Further, to be eligible to exercise the options, an optionee must remain in the employment of the Company for a period of 24 months from the date of grant (or retirement, if earlier). Options that are not fully vested and exercisable as of the date the optionee terminates employment because of death, disability or retirement, or as of the date of an actual or threatened change in control of the Company, become vested and exercisable in full on such date. Similarly, the vesting of options may be accelerated in connection with certain mergers, consolidations, sales or transfers by the Company of substantially all of its assets.

(2) These options were granted under the 1994 Stock Option Plan on January 23, 1995.
(3) These options were granted under the 1994 Stock Option Plan on November 20, 1995.
(4) The Company used the Black-Scholes option pricing model to determine grant date persent value.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
 VALUES

The following table provides certain information on options exercised in 1995 and the value of certain unexercised options at December 31, 1995.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
- -------------------------------------------------------------------------------
                                                                    VALUE OF
                                                   NUMBER OF      UNEXERCISED
                                                  UNEXERCISED     IN-THE-MONEY
                                                   OPTIONS AT      OPTIONS AT
                                                  FY-END (#)(2)   FY-END ($)(3)
                       SHARES
                      ACQUIRED       VALUE        EXERCISABLE/    EXERCISABLE/
                    ON EXERCISE    REALIZED($)(1) UNEXERCISABLE  UNEXERCISABLE
- -------------------------------------------------------------------------------
James M. McNamee        0                0         95,500/145,000  46,125/8,750

Paul W. Kolacki         0                0          18,250/67,375   8,859/6,375

Fred Lash               0                0          21,875/60,925  17,719/4,700

Robert William Jewett   0                0          14,750/32,900  13,781/2,863


(1) Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.

(2) Includes the effect of a three for two stock split of the Company's Common Stock in 1992.

(3) Amount represents the difference between the exercise price and the fair market value on December 31, 1993 ($11,875), multiplied by the number of options unexercised.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

          The report of the Executive Compensation Committee below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

        The Executive Compensation Committee of the Board is comprised of three directors who are not present or former employees of the Company. The Committee establishes compensation policies for the CEO and other executive officers and administers the Company's programs for cash compensation and stock awards, bonuses and options, including options under the 1994 Stock Option Plan.

        Essentially, the Committee believes that executive compensation should be largely determined by management's performance in the shareholders' interests. This usually means earnings. Sustained growth in earnings will ultimately be reflected in increased shareholder value and positioning the Company for future growth in revenues and earnings is an important management function.

        The Committee believes that employee stock ownership effectively aligns employees with the interests of stockholders and looks to stock options to provide an opportunity for employee stock ownership. The Committee further believes that compensation is important to attract talented individuals to the Company, to retain them and to provide incentive.

        Compensation for all executive officers include salary, cash bonuses and stock options. In addition, the CEO is entitled to stock awards and stock bonuses (or cash payments in lieu of stock awards or stock bonuses) under the CEO Plan that has been in effect. Each year the Committee reviews and determines the compensation of the CEO and, with the advice and recommendations of the CEO, the compensation of other executive officers. In furtherance of the Company's policy to provide incentives and to reward performance, compensation is based on specific criteria developed through the company's experience, including attainment of revenue and expense objectives, planning and organizational development and personal leadership. The weight accorded each of these factors is within the Committee's discretion and may depend on the Company's performance during the year.

        From 1990 through 1994. the CEO's compensation was determined under a Plan that provided for relatively modest salary increases plus stock awards and bonuses or cash in lieu of such stock awards and bonuses. For 1995, an exceptional year because management's efforts were concentrated on sale of the Nurse's House Call Division and acquisition of ASB Meditest, the CEO's compensation was determined under principles developed in the 1990-94 Plan. Thus, although it was difficult to relate 1995 earnings to earlier years because of the realignment of the Company's business, the Commitee recognized the CEO's success in completing the sale and acquisition in the face of adverse circumstances.

        For 1995, Mr. McNamee was awarded a cash bonus of $35,000, the same bonus he received for 1994 and 1993.

        Stock awards for the CEO have been based on continuing satisfactory performance measured against management objectives established by the Board. These objectives include corporate growth and development, profitability, total return to shareholders and management team development. For 1995, the CEO received a stock award of 6,000 shares, as compared with 5,250 shares awarded for 1994. Stock bonuses for the CEO have been based on sustained increases in earnings per share and for 1995, as for 1994, no stock bonus was awarded to the CEO.

        The Committee continues to regard stock options as an important feature of incentive compensation. For 1995, it awarded the CEO options on 50,000 shares: he had received options on 20,000 shares for 1994.

        The Committee is currently developing a CEO Compensation Plan for the years 1996-98. It is expected that this will follow the outline of the 1990-94 Plan with the additional feature of a very substantial option award if earnings per share and stock price reach target levels after 1998. Such a provision would be subject to stockholder approval at the 1997 annual meeting.

        Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of this section is not subject to the $1 million deduction limitation. The Executive Compensation Committee will continue to evaluate this provision but presently intends to qualify compensation as performance-based to the extent feasible and in the best interest of the Company.

                                                EXECUTIVE COMPENSATION COMMITTEE

                                                Quentin J. Kennedy
                                                Anne King Sullivan
                                                John E. Nolan, Jr., Chairman

STOCK PRICE PERFORMANCE GRAPH

        The Stock Price Performance Graph below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Graph by reference.

        The following graph compares the cumulative total shareholder return (assuming dividends are reinvested) on the Company's Common Stock for the last five years with the cumulative total return (assuming dividends are reinvested) of the Standard & Poor's 500 Stock Index and a peer group index consisting of the Mediq Inc. and Policy Management Systems Inc. The peer group was changed in 1995 due to the sale of the Company's health care business and due to the fact that Olsten no longer has its health information component. In preparing the peer group index, the returns of each component issurer in the group were weighted according to its stock market capitalization. The shareholder return shown on this graph is not necessarily indicative of future performance.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG HOOPER HOLMES INC., S&P 500 INDEX AND PEER GROUP INDEX

Measurement period      HOOPER HOLMES    S&P 500        PEER GROUP
(Fiscal year Covered)   INC.             Index          Index
- ---------------------   -------------   ---------       ----------


BASE                    $ 100.00        $ 100.00        $ 100.00
FYE 1991                $ 168.50        $ 130.48        $ 162.11
FYE 1992                $ 182.05        $ 140.46        $ 208.67
FYE 1993                $ 140.39        $ 154.62        $  81.03
FYE 1994                $  79.22        $ 156.66        $ 106.41
FYE 1995                $  99.78        $ 215.54        $ 120.49


ASSUMES $100 INVESTED ON JAN. 1, 1991
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 29, 1995

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

        In 1990, the Company entered into an employee retention agreement, as amended (the "Agreement") with Mr. McNamee entitling him to certain benefits if his employment is terminated within two years of a "change of control", as defined in the Agreement. Following a change of control, Mr. McNamee is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change of control. After a change in control has occurred, if Mr. McNamee's employment is terminated by the Company or by Mr. McNamee within two years of the date of the change of control (other than as a result of his death, disability or for cause, as defined in the Agreement), Mr. McNamee is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement), (b) a pro rata portion of his recent bonus (as defined in the Agreement, generally to be the highest annual guaranteed bonus to which he was entitled during the last two full fiscal years prior to the date of the change of control), (c) twice the sum of his highest base salary and recent bonus, and
(d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, he will be entitled to receive during the two year period after the change of control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change of control. In the event that Mr. McNamee would be subject to an excise tax, then he should be entitled to receive an additional payment such that after Mr. McNamee pays such excise taxes, including any excise tax imposed on any portion of such additional payment, Mr. McNamee will retain additional payments equal to the excise taxes imposed.

               ITEM 2 -- RATIFICATION OF SELECTION OF AUDITORS

   The Board of Directors has selected the firm of KPMG Peat Marwick LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 1996, subject to ratification by the shareholders. This firm (and its predecessor, KMG Main Hurdman) has served as the Company's auditors since 1980.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS SELECTION.

   If the appointment is not approved, the Board will select other independent accountants. It is expected that a member of the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

Proposals of shareholder intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1997, must be received at the Company's executive offices not later than December 23, 1996. Proponents should submit their proposals by Certified Mail -- Return Receipt Requested.

SOLICITATION OF PROXIES

   The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The cost of soliciting the proxies will be borne by the Company.


                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        HOOPER HOLMES, INC.

                                        /s/ Robert William Jewitt

                                        Robert William Jewitt
                                        Secretary

April 17, 1996

[ X ]  Please mark your
       votes as in this
       example.

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2.
- --------------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR Election of Directors and FOR proposal 2.
- --------------------------------------------------------------------------------
                                          FOR         WITHHELD
1. Election of Directors                  [ ]           [ ]

Nominees:
- --------
Frederick D. King
Anne King Sullivan
Benjamin A. Cutter

For, except vote withheld from the following nominee(s):


- -------------------------------------------------------


                                          FOR     AGAINST    ABSTAIN
2. Approval of independent Auditors.      [ ]       [ ]        [ ]

3. In their discretion, upon other
   matters as may properly come
   before the meeting or any
   adjournment(s) thereof.

- --------------------------------------------------------------------------------



SIGNATURE(S)_______________________________________       DATE _________________
NOTE:  Please sign exactly as name appears hereon.
       Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.



                                 P  R  O  X  Y

                              HOOPER HOLMES, INC.
            Proxy Solicited on Behalf of the Board of Directors of
                 the Company for Annual Meeting, May 22, 1996

The undersigned hereby constitutes and appoints James M. McNamee and Robert William Jewett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of Hooper Holmes, Inc., standing in the name of the undersigned at the close of business on April 4, 1996, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present.

                                                     (Change of address)

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE